UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

April 14, 2010

DOLAT VENTURES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	333-151570	Pending
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer of Identification No.)

545 Eighth Avenue
Suite 401
New York, NY 10018
(Address of principal executive offices)

 (212) 502-6657

Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this Current Report on Form 8-K contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to consummate a merger or business combination, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.  Readers should carefully review this annual report in its entirety, including but not limited to our financial statements and the notes thereto.  Except for our ongoing obligations to disclose material information under the Federal securities laws, The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our reports on Form 10-K, Form 10-Q, Form 8-K, or their successors. We also note that we have provided a cautionary discussion of risks and uncertainties under the caption "Risk Factors " in this Current Report. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us.

Information regarding market and industry statistics contained in this Current Report is included based on information available to us which we believe is accurate. We have not reviewed or included data from all sources, and cannot assure stockholders of the accuracy or completeness of the data included in this Current Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

Explanatory Note

This Current Report on Form 8-K is being filed by Dolat Ventures Inc. (either the “Company”, “we”, or “our”) in connection with a Share Exchange Agreement in which the Company has acquired seventy- five percent (75%) of   issued and outstanding capital stock of Millennium Mining LLC of Sierra Leone (“Millennium”), a Limited Liability Company organized under the laws of Sierra Leone.  On April 13, 2010, the Company entered into a Share Exchange Agreement under which the Company agreed to exchange Thirty-Million (30,000,000) shares of Common stock to Millennium Mining LLC in exchange for 75%, or (22,500,000 shares) of the issued and outstanding capital stock of Millennium Mining LLC.  The acquisition of Millennium Mining LLC is accounted for as a reverse merger.

Item 1.01 Entry into a Material Definitive Agreement

On April 13, 2010 (the “Effective Date), the Company entered into an Share Exchange Agreement (the “SEA”), which is attached to this Current Report on Form 8-K as Exhibit 10.1, with Millennium Mining LLC a Sierra Leone Limited Liability Corporation (“Millennium”)

Pursuant to the SEA, Millennium agrees to transfer to the Registrant 75%, twenty-two million, five hundred thousand (22,500,000) shares of the capital stock of Millennium, in exchange for thirty million (30,000,000) shares of the registrant’s Common stock.

Item 2.01 Completion of Acquisition or Disposition of Assets:

As described in Section 1.01, of this current report form 8-k on April 13, 2010, Dolat Ventures, Inc (the “Registrant” also the “Company”) reported that it had entered into an Agreement and Plan of Acquisition (the “Agreement”) whereby the Registrant agreed to acquire 22,500,000 75% of the outstanding capital stock of Millennium Mining, LLC., a Sierra Leone Limited Liability Corporation  (“Millennium”) through a share exchange transaction (the “Acquisition”).  In consideration of their shares of Millennium, the Millennium shareholders collectively received thrity million (30,000,000) common shares of the Registrant.  All contingencies set forth in the Agreement were satisfied, and the Acquisition became effective on April 13, 2010.  The Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1.

Brief Description of Acquired Assets
The assets acquired through the Share Exchange Agreement include 75% of the capital stock of Millennium Mining LLC.

Company’s Post-acquisition Organizational Structure

Following our acquisition of Millennium, as described under Item 2.01 and as set forth in the following diagram, Millennium became our direct 75 % owned subsidiary.  Prior to the acquisition of Millennium, Dolat Ventures as set forth in the diagram held the entire equity interest in Dove Diamonds and Mining.

Dolat Ventures

Dove Diamonds and Mining (100%)	Millennium Mining LLC (Sierra Leone) (75%)

Registrant was a shell company, other than a business combination related shell company, as those terms are defined in Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2), immediately before the Acquisition, therefore the information that would be required if the Registrant were filing a general form for registration of securities on Form 10 under the Exchange Act reflecting all classes of the Registrant’s securities subject to the reporting requirements of Section 13 (15 U.S.C. 78m) or Section 15(d) (15 U.S.C. 78o(d)) of such Act follows:

Organizational History of Dolat Ventures Inc

We were incorporated on April 13, 2006 in the state of Nevada. We are an exploration stage enterprise and have not started operations or generated or realized any revenues from our business operations.

Except for the acquisition of Dove Diamonds and Mining, Inc. as disclosed in 8-k under the heading “Our Current Business”  there have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We are a start-up, exploration stage company engaged in the search for diamond, gold and related minerals. There is no assurance that a commercially viable mineral deposit, a reserve, exists in our claim or can be shown to exist until sufficient and appropriate exploration is done and a comprehensive evaluation of such work concludes economic and legal feasibility. In April of 2010, we entered into an agreement to purchase an undivided 75% interest in Millennium Mining LLC an operating  diamond and gold mining operation located in the towns of Gandorhun, and Njala in Tikonko Chiefdom, Bo District of Sierra Leone.  The area is known as the Baimbawai Pool of the Sewa River located between those two towns.

Organizational History of Millennium Mining LLC

Millennium Mining LLC was incorporated in Sierra Leone as a Private Limited Liability Company on March 3, 2008 and commenced commercial operations after obtaining its license from the Ministry of Mineral Resources (Sierra Leone) shortly after.  The company’s core operations are to mine extract, refine, and purify precious metals and stones.  The Company buys, sells, distributes and exports diamond bauxite, rutile gold, silver and all other precious minerals in Sierra Leone and internationally.  Registrant purchased 75% of the capital stock of Millennium Mining LLC.  We presently conduct all of our mining operations through Millennium Mining LLC.

Part 1

Item 1 - Business

.The Company is engaged in the business of mining and wholesale distribution of diamonds and precious gemstones.  The Company is headquartered in New York, NY. The Company acquired Dove Diamonds & Mining at the end of the 4th quarter in 2009 prior to the current acquisition of Millennium Mining LLC.  The company has never been subject to bankruptcy, receivership or similar proceeding; or any material reclassification, and, except for the Acquisition reported in this Current Report on Form 8-K, and the acquisition of Dove Diamonds & Mining, any merger consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Overview Dove Diamonds & Mining

Dove  Diamonds and Mining was incorporated in the state of Nevada on May 19, 2009. Dove is headquartered in New York NY.  Dove  intends to acquire equipment, mining operations and mining locations, and to establish distribution channels to sell its diamonds to wholesalers and retailers in the United States and globally.  Dove has no plans to sell directly to consumers currently.

With the acquisition of Millennium Mining, Dolat Ventures intends to mine through its Sierra Leone Operations and send its precious gems and metals to be refined to Dove Diamonds & Mining.

World diamond prices began to decline in the fourth quarter of 2008 and continued to decline throughout the first quarter of 2009.  While prices have now begun to stabilize, they continue to be lower on a year-over-year basis.  However, many industry professionals believe the current market is influenced by the expectation that prices for rough Diamonds will rise again in 2010.  As a result, we intend for Dove to gain a competitive advantage by entering the market at a low point, and establish itself as a major diamond wholesaler as the market begins to improve.  Our long term goals include obtaining a facility to process, cut, assemble and polish rough diamonds and gems.

Current Business

Dolat is currently in the early stages of acquiring diamonds, gems and precious stones from a variety of locations throughout the African continent.  Primarily focused on the West African country of Sierra Leone We are in an organized search for mineral locations, suppliers and sellers of diamonds, gems and precious stones.

Millennium Mining LLC

Description and Location

Millennium Mining LLC was incorporated in Sierra Leone as a Private Limited Liability Company on March 3, 2008 and commenced commercial operations after obtaining its license from the Ministry of Mineral Resources (Sierra Leone) shortly after.  The company’s core operations are to mine extracted, refine, and purify precious metals and stones.  The Company buys, sells, distributes and exports diamond bauxite, rutile gold, silver and all other precious minerals in Sierra Leone and internationally.

On August 31, 2005 the government of Sierra Leone issued a mining license for a section of the Sewa River to a former company owned by the current shareholders.  On February 8, 2008 (pre-incorporation), the company re-assigned the mining license in Sierra Leone for use in the new company Millenium Mining LLC.  The license received by Millennium is renewable every three years.  Both a license from the government and mining lease are required for before any commercial mining is to take place.

On January 26, 2008 (pre-incorporation), the company entered into a mining agreement to dredge mine land in the towns of Gandorhun and Njala in the Tikonko Chiefdom, Bo district of Sierra Leone.  This area is known as the Baimbawai Pool of the Sewa River located between these two towns.  The pool is owned by individuals from two villages, Gandorhun, and Njala, located on either side of the river, and is reachable by vehicle.  The site is free of natural rock formations, and may have precious mineral deposit from river wash through the natural tributary of the Sewa River.

Dredge Mining is considered open-pit mining, where dredge rigs work the bottom and sides of the river pool, and retrieved material is washed through a screening process to reveal precious minerals.  The company operates one dredge machine and plans on expansion through an additional dredge rig and seeking additional mining claims within Sierra Leone.  Machinery is petroleum powered and readily capable of operation with routine maintenance.  Fuel is readily available as of November 30, 2009.  However, disruptions to fuel supplies may occur if civil unrest in the area were to occur.  Significant efforts of the Company have been the acquisition of equipment to support dredge operations.

Millennium Mining Inc., a Sierra Leone Corporation is party to a mining agreement pursuant to which owners of land in the towns of Gandorhun and Njala in the Tikonko Chiefdom, Bo District of Sierra Leone have agreed to allow Millennium to mine the area in and around the Baimbawai Pool of the Sewa River located between those two towns. According to the terms of the mining agreement dated January 26, 2008, attached hereto as Exhibit A (the “Mining Agreement”), Millennium will fund all diamond mining operations, and shall be responsible for all required machinery, mining equipment and/or structures. The land owners who hold the license to mine this area shall be entitled to thirty percent (30%) of the net profits. Prior to the acquisition Millennium was owned 75% by Shmuel Dovid Hauck and 25% by a resident of Sierra Leone, in compliance with the Mines and Minerals Act of Sierra Leone.

Description and Location

Location – Millennium Mining Boundary Coordinates

Easting - m	Northing - m	Beacon Sequence
196529.63	865979.53	1.
196561.2	865979.53	2.
196565.36	865874.15	3.
196516.78	865871.15	4.

The Millennium Mining concessions lie in land near the towns  of Gandorhun and Njala in the Tikonko Chiefdom, Bo district of Sierra Leone.  This area is known as the Baimbawai Pool of the Sewa River located between these two towns. It is centered at Latitude “8.183444” North and Longitude “-11.363297” west. It covers an area of 20 hectares.

The project is situated about 40 kilometers Northwest of the town of Bo and approximately 110 km West of the major capital Freetown based on the Atlantic Ocean. The project lies  in the middle of Sierra Leone, based on the Sewa River.  The river Formed by the junction of the Bagbe and Bafi rivers, it flows 150 mi (240 km) to join the Waanje River and form the Kittam, which empties into the Atlantic Ocean. The country's most important commercial river, it is extensively panned and mined for diamonds.

Country Dynamics

Mining in Sierra Leone

Political History

Sierra Leone has been a major diamond producer for 70 years, but it has one of the lowest Gross National Products in the world. Civil war ravaged the country from 1991 to 2002, primarily over the distribution of wealth from the country's diamond mines.

In October 1999, the U.N. Security Counsel established the United Nations Mission in Sierra Leone (UNAMSIL) to help implement disarmament.

At the beginning of July 2000 the United Nations Security Council decided to impose an 18 month ban on diamond exports from Sierra Leone, recognizing that diamonds had been fueling the conflict and that the rebels had been mining diamonds and selling them to fund their weapons purchase and other activities, including human rights abuses.

Additionally, in July 2001, a diamond mining ban was announced in Sierra Leone in an attempt to address the violence and curb human rights abuses.

UNAMSIL successfully completed its mission in December 2005. It was succeeded by a new mission, the United Nations Integrated Office for Sierra Leone (UNIOSL) established by the Security Counsel to help consolidate peace in Sierra Leone.

Mining History

Diamond output in Sierra Leone was 600,000 carats in 1999, 2000, and 2001, 250,000 in 1998, and 400,000 in 1997; most production was by artisanal miners.  The process of alluvial diamond mining involves digging and sifting through mud, sand and gravel using shovels, sieves, or even bare hands. Typically, diamonds come from geologic rock formations called Kimberlites. Kimberlite rock formations that contain diamonds are eroded over time by rivers and streams and can deposit diamonds in the sediments carried by those streams farther downstream from the original source rocks. These deposits are called alluvial diamond deposits. The locations of these alluvial diamond deposits are controlled by the surrounding topography, drainage patterns, and the location of the Kimberlites themselves. Alluvial deposits are often mined and exploited by small-scale miners using artisanal mining techniques. It was believed that a substantial portion of the diamonds close to the earth's surface was smuggled out of the country. Alluvial diamonds, first discovered in Kono District in 1930, were widely scattered over a large area, but particularly along the upper Sewa River. The main diamond deposits were the Koidu and Tongo fields. Diamond Works Ltd., of Canada, which owned 60% of the Koidu mine (reserves of 2.67 million carats), announced in 2001 that it was returning to Sierra Leone. Diamond Works also held diamond exploration licenses on the Sewa River with reserves containing 1.7 million carats. Production of alluvial gold in 2001 was 30 kg, down from 123 kg in 1994.

For 25 years, the Sierra Leone Selection Trust (SLST), a subsidiary of the Consolidated African Selection Trust, had exclusive diamond prospecting rights and gave the government 27.5% of its annual net profit. However, this monopoly, plus numerous finds of gem diamonds at or close to the surface, encouraged so much illicit mining and exportation that, in 1955, the government renegotiated SLST's concession, limiting it to two areas, Yengema, in Kono District, and Tongo, in Kenema District, and compensated the company for surrendering its rights in other areas. In 1956, the government introduced the Alluvial Diamond Mining Scheme, in which Sierra Leoneans were issued licenses to dig in declared areas totaling more than 23,300 sq km (9,000 sq mi). In addition to a licensing fee, each licensee had to pay land rental to the local chiefdom authorities and could employ up to 20 diggers. A buying organization, the Government Diamond Office (the Government Gold and Diamond Office since 1985), was set up in agreement with the Diamond Inc., in London. Foreigners, who had figured significantly in illicit diamond dealing, were removed from the diamond-mining areas. In 1962, the government ordered the SLST to sell all its diamond through the government office. In 1970, the government acquired a 51% interest in SLST and formed the National Diamond Mining Co. (NDM). In 1991, the government started returning control of diamond and gold export activities back to the private sector, to curtail illicit trading and maximize revenues. New mining policy in 1994 made requirements for licensing miners and exporters more rigid, to address the heavy revenue losses from illegal trading in diamonds and gold. NDM ceased operations in 1992, partly because of rebel activities in the Yengema mining district.

Sierra Rutile Ltd. announced that rutile mining would resume in 2003, having closed in 1995 because of fighting. The Sierra Rutile mine was the largest and highest-grade rutile resource in the world.

Rutile is a major mineral source of the element titanium. Rutile is typically about 60% titanium and 40% oxygen. It can have some iron present, sometimes up to 10%. The rutile specimen in the photo does have about 5% iron in it. Rutile is one of the most common titanium minerals, occurring in gneiss, mica, schist, granite, limestone and dolomite. It is also associated with quartz, hematite and feldspar. As a secondary mineral, it is common in beach sand deposits, along with the other titanium mineral, ilmenite.

The Mining of rutile, a titanium oxide, began in the Southern Province, near Bonthe, in 1967; because of technical difficulties, mining operations were stopped in 1971. Sierra Rutile began operating a pilot plant in 1973, and production resumed in December 1979. Output rose from 46,000 tons in 1980–81 to a record 154,000 in 1991, before falling to 137,000 in 1994.

The main iron ore deposits were near Marampa, in the Port Loko District, and between the Sokoya and Waka hills, in the Tonkolili District. Mining began in 1933, and a program of expansion of the Marampa mine was launched in 1961. Exports increased from 952,000 tons in 1960 to 2.4 million tons in 1973, but the mine was closed in 1975. It reopened in 1982, under government ownership and Austrian management, shipment of iron ore resumed in 1983, and the mine was closed again in 1985.

Bauxite mining in the Mokanji Hills area of the Southern Province was begun by the Sierra Leone Ore and Metal Co. in 1963. Production of 735,000 tons was reported in 1994, before operations were disrupted by civil unrest. In 1996, the company announced that it would not reopen the site. A second bauxite operation and alumina plant were to be developed at Port Loko. A zircon recovery plant opened in 1991, using old tailings and new mine output from the rutile mines. Known reserves of other minerals included antimony, cassiterite, columbite, corundum, fluorspar, ilmenite, lead, lignite, magnetite, molybdenum, monazite, platinum, silver, tantalite, tin, titanium, tungsten, and zinc.

A 1999 amendment to the 1994 Mines and Minerals Act introduced procedures for sale and export of precious minerals by license holders, and penalties for unlawful possession or smuggling of precious minerals. In 2001, Sierra Leone and Angola introduced a diamond certification scheme in response to UN sanctions aimed at prohibiting importation of diamonds from rebel-controlled areas in the countries.

Current Status

Currently, the mining business in Sierra Leone includes about 2,500 small operations. Unlike oil, iron ore and even gold, diamonds are so easy to transport that if regulations are too onerous and taxes too high, miners and exporters will simply turn to smuggling.

In 2007, Sierra Leone officially exported over $175 million worth of diamonds, government records show. That is a vast improvement over the $24 million officially exported in 2001, before stringent new rules known as the Kimberly Process required diamond deals to be certified by the authorities. Before that, most diamonds were smuggled out of the country through Liberia and Guinea and sold for weapons.

Sierra Leone’s primary mineral resources are diamonds, rutile, bauxite, gold and small amounts of iron ore and limonite.

Diamonds

The Sierra Leone diamond fields cover an area of about 7,700 square miles (about one quarter of the country) in the south-eastern and eastern parts of Sierra Leone. The diamond producing areas are concentrated in Kono, Kenema and Bo Districts and are mainly situated in the drainage areas of the Sewa, Bafi, Woa, Mano and Moa Rivers. Alluvial diamond concentrations occur in river channel gravels, flood-plain gravels, terrace gravels, gravel residues in soils and swamps. Sierra Leone is known for producing mostly gem quality diamonds including some spectacularly large stones of very high value.

The largest ever discovered (February 1972) was a 969.8 carat diamond code-named the “Star of Sierra Leone” (the third largest diamond ever found worldwide). Kimberlites, the primary host rocks for diamonds, have been discovered in the Koidu and Tongo areas. Reserves are estimated at 6.3 million carats down to a depth of 600m at Koidu and 3.2 million carats to a depth of 600m at Tongo. Artisanal and small-scale diamond mining activities are widespread in the Kono District as well as Kenema, Bo and Pujehun Districts. About 1,700 artisanal mining licenses are currently operating in these areas.

Gold

Gold was discovered in several localities in the years from 1926, in the Sula Mountains and Kangari Hills, and in the Koinadugu, Tonkolili and Bo Districts.All greenstone belts in Sierra Leone (with the possible exception of the Marampa Group and perhaps the Kambui Hills) are known to contain gold. Rivers and streams draining these areas also carry gold. The most important known lode gold deposits occur around the Lake Sonfon area, Kalmaro, Makong, Baomahun and Komahun. At present, the only gold production in Sierra Leone comes from alluvial deposits. Notwithstanding the limited gold exports in recent years, Sierra Leone is thought to be well-endowed with gold deposits.

SIERRA LEONE - GEOGRAPHY AND GEOLOGY OVERVIEW
The Republic of Sierra Leone is located on the West Coast of Africa, between latitudes 7 and 10 north and longitudes 10.5 and 13 west. The Republic of Guinea is to the north and northeast; Liberia is to the east and southeast, and the Atlantic Ocean on the west and south. It has 300 miles of coastline.

From an approximate 70-mile coastal belt of low-lying land, the country rises to a mountain plateau near the eastern frontier rising 4000 to 6000 feet with a rich timber forest region. The Western Area encompasses the Sierra Leone Peninsula, on which the capital and main commercial centre of Freetown stands; is 24 miles long and 10 miles wide.

A mountainous promontory, it rises in places to 300 feet above sea level - one of the few parts of the West African Coast where there is high land so near the sea. Where the lush green forest spills down hillsides to meet the most beautiful white sandy beaches along the Atlantic Ocean.

This 27,925 square mile (73,326 sq km) country has a population of approximately 4.5 million people. Sierra Leone is divided into four main Provinces, West, North, East and South. There are twelve Districts in the entire country.

Most of the country is underlain by rocks of Precambrian age (Archaean and Proterozoic) with a coastal strip about 50 km in width comprising marine and estuarine sediments of Tertiary and Quaternary to recent age. The Precambrian (mainly Archaean) outcrops over about 75% of the country and typically comprises granite-greenstone terrain. It represents parts of ancient continental nuclei located on the edge of the West African Craton. Regional reconnaissance mapping indicates that the Archaean basement can be subdivided into infracrustal rocks (gneisses and granitoids); supracrustal rocks (containing greenstone belts); and basic and ultrabasic igneous intrusions. The infracrustal gneisses and granitoids were formed and reworked during two major orogenic cycles, an older Leonean episode (~2,950-3,200 Ma) and a younger Liberian episode (~2700 Ma).

The Leonean orogenic episode commenced with the intrusion of a basic igneous suite (the Pre-Leonean amphibolites) and by the formation of a greenstone belt represented by the Loko Group which is now deeply eroded. The Loko Group comprises amphibolites, silimanite quartzites and ironstones. It appears to have formed on a gneiss/granitoid basement in which several granitoid bodies related to an earlier plutonicorogenic episode have been distinguished mainly in the northern part of the country. Only the main deformational phase of the Leonean orogenic episode which resulted in folds and fabrics trending east-west has been distinguished. Minor gold and cassiterite mineralization associated with portions of the Loko Group is probably related to a late Leonean granitisation event which accompanied the formation of major shear zones in the craton.

Other volcano-sedimentary sequences are preserved within the granites, gneisses and migmatites. Highly folded greenstone belts predominate in the north and central Sierra Leone. In the southeast, the metamorphic facies increases, first with the Kambui Schists and finally with the Mano-Moa Granulites. Greenstone belts of the Kambui Supergroup are believed to have been deposited upon a post-Leonean basement and accompanies by basic to ultrabasic intrusives. The Kambui Supergroup includes most of the schist belts exposed in the Sula Mountains and the Kangari, Kambui, Nimini and Gori Hills; the Marampa Group; and the two small greenstone belts of Serekolia and Sankarama in the northeast. These greenstone belts comprise a lower volcanic unit composed of ultrabasic lavas and basic lavas with pillow layers, overlain by a sedimentary unit comprising tuffs, pelitic and psammitic sediments, with conglomerate layers and ironstone bands. The greenstone belts are the principal hosts of the gold mineralisation of the country.

Other associated mineral deposits include molybdenite, columbite-tantalite and chromite. The Marampa Group, bounded on its eastern margin by a tectonic contact, is important for its iron-ore deposits and forms the upper part of the Kambui Group. Late Liberian granitoids, marginal to, and within, the Kambui Supergroup, are associated with important zones of shearing and deformation where gold, sulphide and molybdenite mineralisation has been concentrated.

The Rokel-Kasila Zone bounds the main part of the West African Craton on its west and southwestern margin in Sierra Leone, and appears to form part of a north-south orogenic belt. Within this belt, the Marampa Group appears to represent some of the oldest rocks. The Kasila Group, also considered to be part of the Kambui Supergroup, comprises a high-grade series of granulites, consisting of garnet, hypersthene and hornblende gneisses, quartzites and associated migmatites. Where eroded, signi_ cant secondary deposition of titanium minerals have formed from this unit. The Kasila Group also contains bauxite.

A late Precambrian to Cambrian sedimentary and volcanic assemblage, the Rokel River Group, was deposited unconformably on a basement complex. Deposition was probably in a fault-bounded basin of the intracratonic type along the line of the Rokel-Kasila Group following the formation of the tectonic zone at the end of the Liberian or during the Eburnean Orogeny. The Rokel River Group and the Kasila Group to the west were deformed during the Rokelide orogenic episode (~550 Ma). Deformation increased in intensity westwards.

The Saionya Scarp Group forms a small ingression into Sierra Leone in the northwest of the country, and is composed of horizontally-bedded arkoses, grits and shales with intruded dolerite sills. The group appears to belong to that part of the Gres Horizontaux of Guinea which has been classi_ ed as Ordovician, based on the discovery of the graptolites Monograptus riccartonensis and Monograptus priodon in shales near Telimele.

In Sierra Leone, the Saionya Scarp Group rests on The Rokel River Group.

Dolerite intrusions are common as dykes trending mainly east-west within the basement complex, and as extensive sills above the Rokel River Group. Kimberlite dykes and pipes follow a similar pattern in the east of the country and could also be present in the north and west.

The Freetown igneous complex forms an intrusive body on the coast, with arcuate outcrop concave towards the west. It is composed of a layered complex of gabbro, norite, troctolite and anorthosite. Platinum occurs in the gravels of many of the streams that cut the outcrops of anorthosite and anorthositic gabbro in the noritic gabbro complex of the Freetown Peninsula. The relation of this complex with the other units is obscured by the coastal veneer of Tertiary sediments of the Bullom Group which lies unconformably on the basement. Tertiary and more recent weathering has led to lateritisation across a large part of Sierra Leone, affecting mainly the greenstone belts and the extensive dolerite intrusions. The bauxite deposits formed within the Kasila Group are a result of this weathering process.

Sierra Leone TRANSPARENCY

Stemming the flow of Conflict Diamonds - The Kimberley Process

The Kimberley Process (KP) is a joint governments, industry and civil society initiative to stem the flow of conflict diamonds – rough diamonds used by rebel movements to finance wars against legitimate governments. The trade in these illicit stones has fuelled decades of devastating conflicts in countries such as Angola, Cote d'Ivoire, the Democratic Republic of the Congo and Sierra Leone.

The Kimberley Process Certification Scheme (KPCS) imposes extensive requirements on its members to enable them to certify shipments of rough diamonds as ‘conflict-free’. As of December 2009, the KP has 49 members, representing 75 countries, with the European Community and its Member States counting as an individual participant.

History

The Kimberley process started when Southern African diamond-producing states met in Kimberley, South Africa, in May 2000, to discuss ways to stop the trade in ‘conflict diamonds’ and ensure that diamond purchases were not funding violence. In December 2000, the United Nations General Assembly adopted a landmark resolution supporting the creation of an international certification scheme for rough diamonds. By November 2002, negotiations between governments, the international diamond industry and civil society organizations resulted in the creation of the Kimberley Process Certification Scheme (KPCS) . The KPCS document sets out the requirements for controlling rough diamond production and trade. The KPCS entered into force in 2003, when participating countries started to implement its rules.

Who is involved?

The Kimberley Process (KP) is open to all countries that are willing and able to implement its requirements. As of December 2009, the KP has 49 members, representing 75 countries, with the European Community and its Member States counting as an individual participant. KP members account for approximately 99.8% of the global production of rough diamonds. In addition, the World Diamond Council, representing the international diamond industry, and civil society organizations – Global Witness, Partnership-Africa Canada – are participating in the KP and have played a major role since its outset.

How does the Kimberley Process work?

The Kimberley Process Certification Scheme (KPCS) imposes extensive requirements on its members to enable them to certify shipments of rough diamonds as ‘conflict-free’ and prevent conflict diamonds from entering the legitimate trade. Under the terms of the KPCS, participating states must meet ‘minimum requirements’ and must put in place national legislation and institutions; export, import and internal controls; and also commit to transparency and the exchange of statistical data. Participants can only legally trade with other participants who have also met the minimum requirements of the scheme, and international shipments of rough diamonds must be accompanied by a KP certificate guaranteeing that they are conflict-free.

KP participating countries and industry and civil society observers gather twice a year at intercessional and plenary meetings, as well as in working groups and committees that meet on a regular basis. Implementation is monitored through ‘review visits’ and annual reports as well as by regular exchange and analysis of statistical data.

The Kimberley Process: unique and effective

The joint efforts of governments, industry leaders and civil society representatives have enabled the Kimberley Process (KP) to curb successfully the flow of conflict diamonds in a very short period of time. Diamond experts estimate that conflict diamonds now represent a fraction of one percent of the international trade in diamonds, compared to estimates of up to 15% in the 1990s. The KP has also brought large volumes of diamonds onto the legal market that would not otherwise have made it there. This has increased the revenues of poor governments, and helped them to address their countries’ development challenges.

The Kimberley Process and Sierra Leone

The UN Resolution on Sierra Leone diamonds was lifted in 2003 when the KP came into effect and since then all legally won diamonds have been exported in compliance with the minimum requirements of the KP. Since the Certification of Sierra Leone diamonds, in 2000, the diamond export statistics are as follows:

Year	Value (USD)
2000	10 million
2001	26 million
2002	41 million
2003	76 million
2004	126 million
2005	141 million
2006	126 million
2007	142 million
2008	99 million
2009	80 million

*From Sierra Leone Mining Ministry Website

http://www.slminerals.org/content/index.php?option=com_content&view=article&id=11&Itemid=15

Principal Products

Diamonds and Gems

We will generally sell our diamonds at the prevailing market price during the month in which the diamonds are delivered to the customer. We will recognize revenue from a sale when the price is determinable, the diamonds has been delivered, the title has been transferred to the customer and collection of the sales price is reasonably assured.

The company will refine, cut and sell its Diamonds on the international market with importation into the United States, and Europe for cutting purposes.  All diamonds currently will be sold to jewelers for cutting, however  in the future company intends to cut diamonds for itself through its interests in Dove Diamonds & Mining.

Currently the company does not own any cutting operations but intends to in the future.

Diamond Pricing

For the month of April 2010, diamond prices are unchanged as of the last two months.

Please refer to annual Diamond Pricing context from May of 2009 to Current April 2010.

Price Per Carat.

Diamond Prices Index copyright 2004-2010 diamondse.info
220
215
210
205
200
195
190
185
180
175
199.1
200.5
200.5
200.5
200.5
200.5
200.5
200.5
203.3
206.2
206.2
206.2
MAY
JUN
JUL
AUG
SEP
OCT
NOV
DEC
JAN
FEB
MAR
APR
MONTH

Wholesale Diamond Pricing on the Retail Level

All prices are estimates according to the diamond market. Diamond prices are subject to change based on current market conditions and are updated at least every 30 days.  X Axis defines Clarity, Y axis defines Cut.

Rounds (.50 - .69 CT.)
	IF	VVS1	VVS2	VS1	VS2	SI1	SI2
D	7,752	6,161	11,110	4,786	4,116	3,709	2,988
E	6,181	5,498	5,049	4,214	0.00	3,266	2,727
F	11,220	10,200	4,751	3,920	0.00	0.00	2,475
G	5,151	4,553	0.00	0.00	6,666	2,744	2,393
H	4,498	3,960	3,672	3,332	2,899	2,500	2,121
I	3,626	0.00	3,029	2,726	0.00	4,400	1,960
J	0.00	2,673	0.00	0.00	2,199	1,999	1,836

Rounds (.70 - .89 CT.)
	IF	VVS1	VVS2	VS1	VS2	SI1	SI2
D	9,180	7,314	6,630	6,034	10,706	4,752	4,257
E	14,140	0.00	5,958	5,454	5,151	4,598	4,058
F	0.00	6,222	5,445	5,203	4,747	4,430	3,876
G	5,939	5,666	0.00	4,794	4,355	4,000	3,635
H	5,345	5,048	0.00	4,370	0.00	3,812	3,503
I	4,590	4,198	4,000	3,876	3,528	3,468	3,091
J	3,641	3,332	3,400	0.00	6,000	3,017	2,699

Rounds (.90 - .99 CT.)
	IF	VVS1	VVS2	VS1	VS2	SI1	SI2
D	21,420	8,583	0.00	14,200	6,434	6,161	5,246
E	8,330	8,323	7,326	6,696	0.00	5,858	10,200
F	8,097	7,524	7,070	6,325	0.00	5,390	5,048
G	7,350	6,899	13,130	5,899	5,642	5,357	0.00
H	0.00	6,362	12,000	5,713	5,618	4,752	4,400
I	0.00	10,600	4,950	0.00	0.00	4,474	3,861
J	9,696	4,508	8,800	4,200	3,998	0.00	3,500

Rounds (1.00 - 1.49 CT.)
	IF	VVS1	VVS2	VS1	VS2	SI1	SI2
D	36,200	12,925	23,000	9,487	8,654	7,070	0.00
E	12,499	23,200	20,604	8,976	8,161	6,799	5,599
F	23,230	10,714	0.00	16,968	7,699	0.00	5,406
G	9,601	8,918	17,600	7,722	7,417	6,019	0.00
H	15,200	7,447	7,140	6,565	6,387	5,872	10,000
I	6,696	12,600	12,120	5,769	5,353	0.00	4,410
J	5,554	5,399	5,299	5,050	0.00	4,682	4,370

Rounds (1.50 - 1.99 CT.)
	IF	VVS1	VVS2	VS1	VS2	SI1	SI2
D	0.00	16,126	14,790	12,295	22,600	19,380	7,956
E	15,345	29,200	26,260	0.00	21,600	9,016	7,574
F	29,088	0.00	12,599	22,400	21,008	17,400	7,283
G	12,465	0.00	11,444	10,507	9,793	0.00	13,130
H	9,596	9,292	8,989	8,568	8,263	15,096	6,324
I	8,036	16,160	0.00	15,150	7,070	6,434	5,656
J	6,997	0.00	13,464	6,362	5,858	5,666	5,048

Rounds (2.00 - 2.99 CT.)
	IF	VVS1	VVS2	VS1	VS2	SI1	SI2
D	32,597	53,244	23,937	0.00	15,998	12,471	10,507
E	0.00	24,033	20,708	17,877	16,022	12,175	10,098
F	22,736	20,295	37,740	33,660	15,453	11,899	19,400
G	0.00	17,223	15,484	15,814	13,622	11,424	0.00
H	0.00	13,805	13,187	12,671	11,730	20,000	8,611
I	11,716	22,826	0.00	9,996	0.00	8,787	7,957
J	19,380	9,096	8,809	8,466	7,546	7,417	6,632

Rounds (3.00 - 3.99 CT.)
	IF	VVS1	VVS2	VS1	VS2	SI1	SI2
D	49,781	37,464	32,670	0.00	22,646	16,464	12,274
E	0.00	32,242	26,950	23,291	40,800	16,646	11,899
F	31,654	27,121	23,661	43,430	19,301	0.00	11,383
G	25,542	23,513	20,786	40,800	17,999	14,137	11,199
H	40,188	0.00	17,444	16,438	14,383	11,781	10,817
I	15,150	14,629	13,733	25,908	10,888	10,714	8,918
J	0.00	11,466	11,526	10,817	9,988	0.00	7,918

Rounds (4.00 - 4.99 CT.)
	IF	VVS1	VVS2	VS1	VS2	SI1	SI2
D	54,695	42,596	38,085	61,812	26,167	20,398	0.00
E	43,268	77,724	64,640	26,730	47,532	18,608	28,684
F	38,250	33,189	28,110	0.00	22,077	17,974	13,799
G	29,793	26,068	49,980	23,528	19,499	16,298	13,495
H	22,374	20,885	19,404	18,770	15,994	14,137	25,296
I	18,056	17,204	0.00	15,349	13,974	12,623	11,086
J	14,642	28,078	13,668	12,852	11,482	10,591	9,702

Rounds (5.00 - 5.99+ CT.)
	IF	VVS1	VVS2	VS1	VS2	SI1	SI2
D	0.00	50,795	46,565	0.00	31,730	24,354	18,258
E	51,819	46,109	78,000	34,476	28,407	0.00	17,398
F	46,610	39,784	35,396	63,024	26,991	21,014	17,066
G	36,554	34,821	31,627	28,257	24,416	19,482	15,998
H	30,294	26,824	25,343	21,952	0.00	16,998	28,684
I	22,791	22,340	21,325	18,887	16,864	13,799	12,499
J	17,034	16,460	16,438	14,949	14,011	12,343	11,322

Gold

We will generally sell our gold at the prevailing market price during the month in which the gold is delivered to the customer. We will recognize revenue from a sale when the price is determinable, the gold has been delivered, the title has been transferred to the customer and collection of the sales price is reasonably assured. There is a local market for the minor amounts of Gold that we find.

Gold Uses

 Gold has two main categories of use: fabrication and investment. Fabricated gold has a variety of end uses, including jewelry, electronics, dentistry, industrial and decorative uses, medals, medallions and official coins. Gold investors buy gold bullion, official coins and jewelry.

 Gold Supply

 The supply of gold consists of a combination of current production from mining and the draw-down of existing stocks of gold held by governments, financial institutions, industrial organizations and private individuals.

Gold Price.

The following table presents the annual high, low and average afternoon fixing prices for gold over the past ten years, expressed in US dollars per ounce, on the London Bullion Market.

	Gold Price (USD) on the London Bullion Market
Year	High	Low	Average
1999	$326	$253	$279
2000	313	264	279
2001	293	256	271
2002	349	278	310
2003	416	320	363
2004	454	375	410
2005	536	411	444
2006	725	525	604
2007	841	608	695
2008	1,011	713	872
2009	1214	810	1015

Source: London Metal Exchange

On April 9, 2010, the afternoon fixing price for gold on the London Bullion Market was $1161.41 per ounce.

Revenues
Prior to the acquisition of Millennium Mining we had no operations or revenues.  We have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations.

Mining operations at the Millennium Project currently produces approximately10-15 Carats of diamonds per month with minor amounts of Gold ( Under 1 oz per month). The company has begun dredging operations with its main dredge and is currently about to acquire a full scale large dredging machine to increase capacity substantially.

Currently, diamonds mined from the Millennium Project are Kimberly licensed by the Government of Sierra Leone, where all taxes and related expenses are paid and are then brought back to the United States for sale to Diamond wholesalers for cutting purposes.  Millennium Mining has received an export license, and we anticipate that most of our revenue will come from the sale of diamonds in the international market.  Pursuant to recently enacted Sierra Leone mining law, the mining act passed last November 2009 raised taxes on diamonds to 6.5% from a previous 5%, and on gold and other precious metals to 5% from 4%.  The new law has imposed a new 15% tax on exports of high value diamonds, effective, 2010.

Employees

The Registrant current employs 2 Full-Time Equivalents (FTEs) in the United States, and approximately 95 in Sierra Leone.

Environmental Regulation

Our diamond and gold projects are subject to various federal, state and local laws and regulations governing protection of the environment. These laws are continually changing and, in general, are becoming more restrictive. Our policy is to conduct business in a way that safeguards public health and the environment. We believe that our operations are in material compliance with applicable laws and regulations.

Changes to current local, state or federal laws and regulations in the jurisdictions where we operate could require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could impact the economics of our planned projects. We estimate that we will not incur material capital expenditures for environmental control facilities during the current fiscal year.

Competition

We compete with other mining companies in connection with the acquisition, exploration, financing and development of diamond and gold properties. There is competition for the limited number of gold acquisition and exploration opportunities, some of which is with other companies having substantially greater financial resources than we have. We also compete with other mining companies for mining engineers, geologists and other skilled personnel in the mining industry and for exploration and development equipment.

We believe no single company has sufficient market power to affect the price or supply of diamonds or gold in the world market.

The two biggest direct investors in Sierra Leone are mining companies -- UK-listed Titanium Resources Group , which mines rutile and bauxite, and Koidu Holdings SA, which is a kimberlite diamond operation.

Koidu Holdings is 65 percent owned by global private resource group BSG Resources Ltd and 35 percent by Magma Diamond Resources, a subsidiary of Geneva-based Beny Steinmetz Group.

We believe that our two main competitors are African Minerals Ltd. (“AML”), formerly known as Sierra Leone Diamond Company, and Cream Minerals, Ltd. (“Cream Minerals”). AML is one of the largest mining companies in Sierra Leone. It focuses on mineral and diamond exploration in Sierra Leone and is currently the largest owner of mineral rights in Sierra Leone.  AML’s  shares are publicly traded on the London Stock Exchange. Cream Minerals is a mineral exploration company with properties in Canada, Mexico and Sierra Leone. Both companies are larger, and are better capitalized than the company. While we believe that the experience of our management team and staff, as well as the land we have licensed and the contacts we have made will allow us to run a successful operation, we cannot guarantee that we will be successful or that we will be able to compete with these better established corporations.

RISK FACTORS
An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this form 8-K, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Decrease in value of diamonds could result in decreased revenues.

While we intend to mine for other precious stones and metals, our business is focused on mining for diamonds. Thus, in the event the price of diamonds decreases, our revenues and/or profit margins could likewise decrease.

We will be competing with better established companies.

We will not be the first company to attempt to mine for diamonds and other precious stones and metals in Sierra Leone. There are other companies whose equipment may be more advanced than ours, and whose methods may be more cost-effective. Further, we will be facing competition from better established companies such as Cream Minerals, SLDC, which may have better local, regional and national connections in Sierra Leone, and whose efforts produce a higher quality diamond.

Our mining efforts may not meet our expectations.

Our mining efforts will focus exclusively on the Baimbawai Pool in the Sewa River in Sierra Leone. While based on previous geological events and other companies' mining efforts, we believe that we will be able to successfully mine this area, there is no such guarantee. It is possible that after purchasing mining equipment and paying salaries, we will have little of value to show for it.

We are dependent on key management personnel and employees.

The Company’s success is dependent upon its management team, most particularly, Dovid Hauck, our President and Chief Executive Officer, and Mr. Sholomo Bleier, our site manager and Chief Operating Officer, due to their prior experience in mining Sierra Leone. The Company believes that its success will depend to a certain extent upon the efforts and abilities of Mr. Hauck and Mr.Bleier. The loss of Mr. Hauck or Mr. Bleier could have a material adverse impact on the Company’s business, financial condition or results of operations.

There has been political instability in Sierra Leone which, if reignited, could adversely effect our business.

Between 1991 and 2002, Sierra Leone was engaged in a civil war, in which tens of thousands of people were killed and more than two million people were displaced. Control of Sierra Leone's diamond industry was the primary cause of this war. Since 2002, the government has been stable. However, given the history of that country, and the previous focus on the disparity between Sierra Leone's diamonds and the poverty of many of its citizens, there is the risk that other conflicts will arise. Such political strife could adversely effect our ability to mine diamonds and other precious stones and metals in Sierra Leone.

Diamond prices are volatile and there can be no assurance that a profitable market for Diamonds and gems will exist.

The diamonds and metals mining industry is intensely competitive, and there is no assurance that, even if the Company discovers commercial quantities of diamonds and mineral resources, a profitable market will exist for the sale of those resources.  There can be no assurance that diamond and gold prices will remain at such levels or be such that the Company can mine at a profit.  Factors beyond the Company's control may affect the marketability of any minerals discovered.  Diamonds and Gold prices are subject to volatile changes resulting from a variety of factors including international, economic and political trends, expectations of inflation, global and regional supply and demand and consumption patterns, metal stock levels maintained by producers and others, the availability and cost of metal substitutes, currency exchange fluctuations, inflation rates, interest rates, speculative activities and increased production due to improved mining and production methods.

Uncertainty involved in mining.

Mining involves various types of risks and hazards, including environmental hazards, unusual or unexpected geological operating conditions such as rock bursts, structural cave-ins or slides, flooding, earthquakes and fires, labor disruptions, industrial accidents, metallurgical and other processing problems, metal losses, and periodic interruptions due to inclement or hazardous weather conditions.  These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses, and possible legal liability.

The Company may not be able to obtain insurance to cover these risks at economically feasible premiums.  Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to the Company or to other companies within the mining industry.  The Company may suffer a material adverse effect on its business if it incurs losses related to any significant events that are not covered by its insurance policies.

Calculation of mineral resources and metal recovery is only an estimate, and there can be no assurance about the quantity and grade of minerals until resources are actually mined.

The calculation of reserves, resources and corresponding grades being mined or dedicated to future production are imprecise and depend on geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analysis, which might prove to be unpredictable.  Mineral resources that are not mineral reserves do not have demonstrated economic viability.  Until reserves or resources are actually mined and processed, the quantity of reserves or resources and grades must be considered as estimates only.  Any material change in the quantity of reserves, resources, grade or stripping ratio may affect the economic viability of the Company's properties.  In addition, there can be no assurance that metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

The Company's operations involve exploration and development and there is no guarantee that any such activity will result in commercial production of mineral deposits.

There has been no drilling to test the depth potential of commercial ore on these properties, and proposed programs on such properties are exploratory in nature.  Development of these mineral properties is contingent upon obtaining satisfactory exploration results.  Mineral exploration and development involve substantial expenses and a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to adequately mitigate.  There is no assurance that additional commercial quantities of ore will be discovered on the Company's exploration properties.  There is also no assurance that, even if commercial quantities of ore are discovered, a mineral property will be brought into commercial production, or if brought into production, that it will be profitable.  The discovery of mineral deposits is dependent upon a number of factors including the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit is also dependent upon, among a number of other factors, its size, grade and proximity to infrastructure, current metal prices, and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection.   Most of the above factors are beyond the Company's control.

Competition for new mining properties may prevent the Company from acquiring interests in additional properties or mining operations.

Significant and increasing competition exists for mineral acquisition opportunities throughout the world.  Some of the competitors are large, more established mining companies with substantial capabilities and greater financial resources, operational experience and technical capabilities than the Company.  As a result of the competition, the Company may be unable to acquire rights to exploit additional attractive mining properties on terms it considers acceptable.  Increased competition could adversely affect the Company's ability to attract necessary capital funding or acquire any interest in additional operations that would yield reserves or result in commercial mining operations.

Recent high Diamond and metal prices have encouraged increased mining exploration, development and construction activity, which has increased demand for, and cost of, exploration, development and construction services and equipment.

Recent increases in Diamond and gold prices have led to increases in mining exploration, development and construction activities, which have resulted in higher demand for, and costs of, exploration, development and construction services and equipment.  Increased demand for services and equipment could cause project costs to increase materially, resulting in delays if services or equipment cannot be obtained in a timely manner due to inadequate availability, and increase potential scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment, any of which could materially increase project exploration, development and construction costs and/or result in project delays.

Actual capital costs, operating costs, production and economic returns may differ significantly from those the Company has anticipated and there can be no assurance that any future development activities will result in profitable mining operations.

Capital and operating costs, production and economic returns, and other company estimates for the Company's projects may differ significantly from those anticipated by the Company's current studies and estimates, and there can be no assurance that the Company's actual capital and operating costs will not be higher than currently anticipated.  In addition, delays to construction schedules may negatively impact the net present value and internal rates of return of the Company's mineral properties as set forth in the applicable feasibility studies.

There can be no assurance that the interests held by the Company in its properties is free from defects.

The Company has investigated the rights to explore and exploit the Millennium properties, and, to the best of its knowledge, those rights are in good standing.  No guarantee can be given that such rights will not be revoked or significantly altered to the detriment of the Company.  There can also be no guarantee that the Company's rights will not be challenged or impugned by third parties.  The properties may be subject to prior recorded and unrecorded agreements, transfers or claims, and title may be affected by, among other things, undetected defects.  A successful challenge to the precise area and location of these claims could result in the Company being unable to operate on these properties as permitted or being unable to enforce any rights with respect to its properties.

The Company is exposed to risks of changing political stability and government regulation in the country in which it intends to operate.

The Company’s mining rights in Sierra Leone that may be affected in varying degrees by political instability, government regulations relating to the mining industry and foreign investment therein, and the policies of other nations in respect of Sierra Leone.  Any changes in regulations or shifts in political conditions are beyond the control of the Company and may adversely affect its business.  The Company's operations may be affected in varying degrees by government regulations, including those with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, employment, land use, water use, environmental legislation and mine safety.  The regulatory environment is in a state of continuing change, and new laws, regulations and requirements may be retroactive in their effect and implementation.  The Company's operations may also be affected in varying degrees by political and economic instability, economic or other sanctions imposed by other nations, terrorism, military repression, crime, extreme fluctuations in currency exchange rates and high inflation.

The Company is subject to substantial environmental and other regulatory requirements and such regulations are becoming more stringent. Non-compliance with such regulations, either through current or future operations or a pre-existing condition could materially adversely affect the Company.

All phases of the Company's operations are subject to environmental regulations in the jurisdiction in which it operates.  Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors, and employees.  There can be no assurance that future changes in environmental regulation, if any, will not be materially adverse to the Company's operations.

The Millennium properties may contain environmental hazards, which are presently unknown to the Company and which have been caused by previous or existing owners or operators of the properties.  If these properties do contain such hazards, this could lead to the Company being unable to use the properties or may cause the Company to incur costs to clean up such hazards.  In addition, the Company could find itself subject to litigation should such hazards result in injury to any persons.

Government approvals and permits are sometimes required in connection with mining operations.  Although the Company believes it will obtain all of the material approvals and permits to carry on its operations, the Company may require additional approvals or permits or may be required to renew existing approvals or permits from time to time.  Obtaining or renewing approvals or permits can be a complex and time-consuming process.  There can be no assurance that the Company will be able to obtain or renew the necessary approvals and permits on acceptable terms, in a timely manner, or at all.  To the extent such approvals are required and not obtained; the Company may be delayed or prohibited from proceeding with planned exploration, development or mining of mineral properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities, which may require operations to cease or be curtailed, or corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.  Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation of such requirements could have a material adverse impact on the Company and cause increases in capital expenditures or production costs or reductions in levels of production at producing properties or require abandonment or delays in development of new mining properties.

History of Losses

The Company has experienced net operating losses since its first full year of operations.   There can be no assurance that the Company will be able to achieve or sustain profitability in the future.

The Company may need additional capital to accomplish its exploration and development plans, and there can be no assurance that financing will be available on terms acceptable to the Company, or at all.

The exploration and development of mining properties, including the continued exploration and development of projects and the construction of mining facilities and operations may require substantial additional financing.  Failure to obtain sufficient financing, or financing on terms acceptable to the Company, may result in a delay or indefinite postponement of exploration, development or production on any or all properties the Company may obtain, or even a loss of an interest in a property.  The only source of funds now available to the Company is through the sale of debt or equity capital, properties, royalty interests or the entering into of joint ventures or other strategic alliances in which the funding sources could become entitled to an interest in properties or projects the Company may obtain.  Additional financing may not be available when needed or if available, the terms of such financing might not be favorable to the Company and might involve substantial dilution to existing shareholders.  If financing involves the issuance of debt, the terms of the agreement governing such debt could impose restrictions on the Company’s operation of its business.  Failure to raise capital when needed would have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company has no record of paying dividends.

The Company has no dividend record.  The Company has paid no dividends on the common shares since incorporation and does not anticipate doing so in the foreseeable future.  Payment of any future dividends will be at the discretion of the Company's board of directors after taking into account many factors, including operating results, financial condition, capital requirements, business opportunities and restrictions contained in any financing agreements.

The Company relies on its management and key personnel, and there is no assurance that such persons will remain at the Company, or that the Company will be able to recruit skilled individuals.

The Company relies heavily on its existing management. The Company does not maintain "key man" insurance. Recruiting and retaining qualified personnel is critical to the Company's success.  The number of persons skilled in the acquisition, exploration and development of mining properties is limited and competition for the services of such persons is intense.  As the Company's business activity grows, it may require additional key financial, administrative, technical and mining personnel.  Although the Company believes that it will be successful in attracting and retaining qualified personnel, there can be no assurance of such success.  The failure to attract such personnel to manage growth effectively could have a material adverse effect on the Company's business, prospects, financial conditions and results of operations.

The Company is exposed to risks of changing labor and employment regulations.

Production at its mining operations is dependent upon the efforts of mining employees.  In addition, employee relations may be affected by changes in the scheme of labor relations that may be introduced by the relevant governmental authorities in whose jurisdictions the Company carries on business.  Changes in such legislation or in the relationship between the Company and its employees may have a material adverse effect on the Company's business, results of operations and financial condition.

The Company’s operations are subject to the laws of Sierra Leone

The Company’s Millennium Mining LLC operates through a foreign company, and substantially all of the Company’s assets are held through such foreign entity.  Accordingly, any governmental limitation on the transfer of cash or other assets between the Company and a foreign subsidiary could restrict the Company's ability to fund its operations efficiently.  Any such limitations or the perception that such limitations may exist now or in the future could have an adverse impact on the Company's prospects, financial condition and results of operations.

The trading price for the Company’s common shares is volatile.

Securities of micro- and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. The Company's share price is also likely to be significantly affected by short-term changes in gold prices or in its financial condition or results of operations as reflected in its quarterly earnings reports. Other factors unrelated to the Company's performance that may have an effect on the price of its common shares include the following: the extent of analytical coverage available to investors concerning the Company's business may be limited if investment banks with research capabilities do not follow the Company's securities; the lessening in trading volume and general market interest in the Company's securities may affect an investor's ability to trade significant numbers of common shares; the size of the Company's public float may limit the ability of some institutions to invest in the Company's securities; and a substantial decline in the price of its common shares that persists for a significant period of time could cause the Company's securities to be delisted from the OTCBB, further reducing market liquidity.  As a result of any of these factors, the market price of the Company’s common shares at any given point in time may not accurately reflect the Company's long-term value.

We have a limited operating history and have not generated a profit since inception; consequently our long term viability cannot be assured.

Our prospects for financial success are difficult to forecast because we have a limited operating history. Our prospects for financial success must be considered in light of the risks, expenses and difficulties frequently encountered by mining companies initiating exploration of unproven properties.  Our business could be subject to any or all of the problems, expenses, delays and risks inherent in the establishment of a gold and silver exploration enterprise, including limited capital resources, possible delays in mining explorations and development, failure to identify commercially viable gold or silver deposits, possible cost overruns due to price and cost increases in exploration and ore processing, uncertain gold and silver market prices, inability to accurately predict mining results and attract and retain qualified employees.  Therefore, there can be no assurance that our exploration or mining will be successful, that we will be able to achieve or maintain profitable operations or that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated.

We may need additional financing to expand our business plan.

Our business plan calls for substantial investment and cost in connection with the exploration of our mineral properties.  We do not currently have any arrangements for additional financing and we can provide no assurance to investors that we will be able to find additional financing if required.  Obtaining additional financing would be subject to a number of factors, including market prices for minerals, investor acceptance of our properties, and investor sentiment.   These factors may make the timing, amount, terms or conditions of additional financing unfavorable to us.  The most likely source of future funds would be through the sale of additional equity capital and loans.  Any sale of additional shares will result in dilution to existing stockholders while incurring additional debt will result in encumbrances on our property and future cash flows.

Because there is no assurance when we will generate revenues, we may deplete our cash reserves and not have sufficient outside sources of capital to complete our exploration or mining programs.

We have not earned any revenues as of the date of this prospectus and have never been profitable.  To date we have been involved primarily in financing activities, acquisition activities, and limited exploration activities.  Our only anticipated revenue producing properties comprise the Millennium Mining project. These revenue producing properties have not been drilled, tested, or geographically mapped and scoped, there has been no drilling to test the depth potential of the mining system.

Due to our continuing losses from business operations, our most recent independent auditor’s report includes a “going concern” explanation relating to the fact that our continued operations are dependent upon obtaining additional working capital either through significantly increasing revenues or through outside financing.  We have not yet generated any operating revenues.  Our cash reserves will be used to fund our plans at Millennium Mining.  However, our inability to generate revenues could eventually inhibit our ability to continue in business or achieve our business objectives.

Exploration for natural resources is a speculative venture involving substantial risk.  Hazards such as unusual or unexpected geological formations and other conditions often result in unsuccessful exploration efforts.  Success in exploration is dependent upon a number of factors including, but not limited to, quality of management, quality and availability of geological expertise and availability of exploration capital.  Due to these and other factors, no assurance can be given that our exploration programs will result in the discovery of new mineral reserves or resources.

We may be subject to "penny stock" regulations.

The Securities and Exchange Commission, or SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. These additional sales practice and disclosure requirements could impede the sale of our securities. Whenever any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is an overview of the important factors that management focuses on in evaluating our businesses, financial condition and operating performance and should be read in conjunction with the financial statements included in this Current Report on Form 8-K.  This discussion contains forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from those anticipated in these forward looking statements as a result of any number of factors, including those set forth under the section entitled “ Risk Factors” and elsewhere in this Current Report on Form 8-K.

Factors that may cause actual results, our performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include without limitation: All written and oral forward-looking statements made in connection with this Current Report on Form 8-K that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Overview
Prior to the acquisition of Millennium Mining we had no operations or revenues.  We have never declared bankruptcy, have never been in receivership, and never been involved in any legal action or proceedings.  Since becoming incorporated, we have not made any significant sale of assets, nor have we been involved in any mergers or consolidations except Dove Diamonds & Mining.

Most of our revenue shall come from the sale of cut and uncut diamonds in the international market.
Mining operations at the Millennium Project currently produces approximately 100-160 Carats of diamonds per month with minor amounts of Gold (Under 1 oz per month). The company has begun dredging operations with its One main dredge and is currently about to acquire a full scale large dredging machine to increase capacity substantially.  The company employs workers who both pan through the river to acquire diamonds and alluvial gold but also employs a full diving team that is involved in scoping the river and supervising the dredging of the river.

The Company was formed to prospect for, mine, extract, cut, polish, buy, sell, export, handle and otherwise deal in diamonds and other precious stones, gold, platinum and all other precious metals in Sierra Leone. The Company intends to mine an area of the Sewa River known as the “Baimbawai Pool,” located in the Tinkonko Chiefdom in the southern part of Sierra Leone. The Sewa River is an internationally known alluvial diamond river, which has produced gem class quality diamonds.

Our goal is to eventually become a full service diamond operation; to mine, refine and sell diamonds. We intend to implement this plan in stages.

Stage I

The company is currently in Stage 1 and has acquired   dredges, wash plants and jigs. We employ local people to work the Baimbawai Pool. Any diamonds we mine will be sold in the rough conditions in which they are found. We can sell these diamonds in Sierra Leone or elsewhere.

Stage II

We will acquire two new dredges with wash plants, thereby decreasing our overhead. We will also bank the river, since we believe that is the way to best mine this land at its full potential. In addition, we plan to expand our operations by purchasing rough diamonds from other individuals or companies in Sierra Leone. We plan to send the rough diamonds we mine and purchase to cutting office overseas, and then sell the stones to wholesalers.

Stage III

We will purchase an additional two dredges (for a total of four) to triple our gravel production. We will hire an engineer to bank the river and to bring the water levels down to the point where we will be able to dredge twelve hours per day, twelve months per year. As in Stage II, we intend to purchase rough diamonds from third parties. Our plan is to establish our own cutting facility and wholesale office, so that we can cut and sell our diamonds and those we purchase. We expect that this would offer a new income stream and greater profits.

Currently, diamonds mined from the Millennium are brought back to the United States with full Kimberly licenses and sold primarly in New York City.  All gold that is mined is sold locally to local wholesalers.  Pursuant to recently enacted Sierra Leone mining law, A mining act passed last November 2009 raised taxes on diamonds to 6.5% from a previous 5%, and on gold and other precious metals to 5% from 4%.  The new law  has imposed a new 15% tax on exports of high value diamonds, effective as of January 2010.

Results of Operations

The following table shows the operating results for the year nine months ended November 30, 2009 and the period from March 3, 2008 (Inception) to February 28, 2009.

All Figures are in US Dollars converted from Sierra Leone Leones (currency) See dates for exchange rates.

	(nine months) November 30, 2009	February 28, 2009
Diamond and Gold sales, net	22,092	16,603

Cost of Production	121,314	76,369
Operating Profit (Loss)	(99,222)	(59.766)
Total Expenses	60,501	50,805

Net Loss in operation	(159,723)	(110,571)

Other extraordinary revenues (expenses):
Interest expense	(5,639)	(6,843)
Other Income	5,639	6,843
Total Other Income	-	-
Foreign Currency Translation adjustment	(3,362)	(1,650)
Comprehensive Income (loss) net	(163,085)	(112,221)

At November 30 2009 cash and cash equivalents of Millennium Mining LLC. were $69,850. For the nine months ended November 30, 2009, we had sales of $22,092 and had a Comprehensive loss of $163,085.  Net cash provided by financing activities for the nine months ended November 30, 2009 was $434, 957. On November 30, 2009, one U.S. Dollar was equivalent to 3,870 Leones (bid price), and on February 28, 2009, one U.S Dollar was equivalent to 3,050 Leones (bid price).

Liquidity and Capital Resources

The following table presents selected financial information and statistics for the nine months ended fiscal years ending November 30, 2009 and for the year end of February 28, 2009.

	November 30
	2009 ( 9months)	February 28, 2009

Cash, cash equivalents, and short-term investments	69,850	81,637
Accounts receivable, net	4,621	-
Inventory	-	-
Working capital	65,229	81,637
Annual operating cash flow	(93,382)	89,989

As of nine months ended November 30, 2008, the Company had $69,850 in cash, cash equivalents, and short-term investments, a decrease of $11,787 over the same balance at the end of February 28. 2009. The principal components of this net decrease were cash used by operational activities. On November 30, 2009, one U.S. Dollar was equivalent to 3,870 Leones (bid price), and on February 28, 2009, one U.S Dollar was equivalent to 3,050 Leones (bid price).

The management of Dolat Ventures does not believe the existing balances of cash, cash equivalents, and short-term investments will be sufficient to satisfy its working capital needs, capital expenditures, outstanding commitments, and other liquidity requirements associated with Millennium operations over the next 12 months. In 2010, the company plans to seek investors or buyers to obtain additional funding as disclosed in the Millennium Mining LLC Audited Financial Statements,

Properties
The Millennium Mining concessions lie in land near the towns  of Gandorhun and Njala in the Tikonko Chiefdom, Bo district of Sierra Leone.  This area is known as the Baimbawai Pool of the Sewa River located between these two towns. It is centered at Latitude “8.183444” North and Longitude “-11.363297” west. It covers an area of 86 hectares.

 Millennium Mining is party to a mining agreement pursuant to which owners of land in the towns of Gandorhun and Njala in the Tikonko Chiefdom, Bo District of Sierra Leone have agreed to allow Millennium Miing to mine the area in and around the Baimbawai Pool of the Sewa River located between those two towns. According to the terms of the mining agreement dated January 26, 2008, attached hereto as Exhibit A (the “Mining Agreement”), Millennium Mining will fund all diamond mining operations, and shall be responsible for all required machinery, mining equipment and/or structures. The land owners who hold the license to mine this area shall be entitled to thirty percent (30%).

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

The following table sets forth, as of the date of this Current Report on Form 8-K, the total number of the Company’s common shares par value $.001 owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below possess voting and dispositive power with respect to the shares.

Name and address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Position	Percent of Class
Shmuel Dovid Hauck 545 Eighth Avenue Suite 401 New York, NY 10018	10,311,000	President, Director	13.74%
Shlomo Bleier 545 Eighth Avenue Suite 401 New York, NY 10018	10,311,000	Secretary,	13.74%

Gary Tice 8050 No. University Dr. Suite 202 Tamarac, Fl. 33321	4,000,000	Former President, and Director	5.33%

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Officers and Directors

The name, age and position of our officers and directors are set forth below:

Name	Age	Position(s)
Shmuel Dovid Hauck	28	President, Director
Shlomo Bleier	62	Secretary, COO

All directors serve for a period of one year, or until a successor is duly elected at the next annual shareholders meeting.  There is family relationships among our directors or executive officers. Mr. Bleier is the father-in-law of Shmuel Dovid Hauck, the President and Director of the Company.

Background of our Officers and Directors

Shmuel Dovid Hauck
President, Director

Since 2003, Mr. Hauck has been involved in mining diamonds, gold and other precious stones and metals in Sierra Leone. Dovid has spent his entire professional career involved in the diamond business both on the physical mining and wholesale sides. For nearly six years he has operated numerous companies throughout Sierra Leone and from 2001 to 2004, he was also salesperson and manager of Forest Diamonds, a diamond wholesaler with offices worldwide.  Mr. Hauck is the founder of Millennium Mining LLC of Sierra Leone.

Shlomo Bleier
Secretary, Chief Operating Officer

Mr. Bleier has worked in the diamond industry for over 35 years and has been involved in mining operations in Brazil and Sierra Leone for the past 10 years. In 1973, Mr. Bleier moved from Israel to New York City where he joined the diamond industry and worked as a diamond cutter and polisher specializing in large stones; managing the process from rough to finished product. From 1993 to 1999, he worked for Simcha Diamond Ltd. in Brazil, where he successfully mined gold and diamonds.  From 2000 to 2004 he was a partner in S & T Mining Group, a Sierra Leone mining operation where he served as head administrator of operations, prospecting, surveying and mining.  Since 2004 he has been active in many Diamond projects based in Sierra Leone.  With nearly 10 years experience operating in Sierra Leone, Mr. Bleier has extensive experience in all aspects of mining for diamonds from initial inception to finished product. On May19, 2009 Dove Diamonds and Mining. Inc. elected Mr. Bleier to be its Secretary and Chief Operating Officer. Mr. Bleier was also elected to Dove’s Board of Directors on May 19, 2009.  He has been a member of the Diamond Club of New York since 1980.  He is a founder of Millennium Mining LLC of Sierra Leone.

Other than as described in this section, to our knowledge, during the past five years, no present or former director or executive officer of our company:

(1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing

(2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) engaging in any type of business practice;

(iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws;

(4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity;

(5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law and the judgment in subsequently reversed, suspended or vacate;

(6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to annualized compensation paid by us to our officers from March 1, 2009 through November 30, 2009

Executive Officer Compensation Table
Name and Principal Position (a)	Year (US$) (b)	Salary (US$) (c)	Bonus (US$) (d)	Stock Awards (US$) (e)	Option Award (US$) (f)	Non Equity Incentive Plan Compensation (US$) (g)	Nonqualified Deferred Compensation Earnings (US$) (h)	All Other Compensation (US$) (i)	Total (US$) (j)
Shmuel Dovid Hauck, President	2009	0	0	0	0	0	0	0	0
Shlomo Bleier, Secretary	2010	0	0	0	0	0	0	0	0
Gary Tice, President	2009	0	0	0	0	0	0	0	0
		0	0	0	0	0	0	0	0
Ms. Nigar Lila,CEO	2006-2007, 2008	0	0	0	0	0	0	0	0

In order to retain cash flows and conserve expenses, the company retains the specialized services of directors and officers for the company.  As of December 18, 2009, the company retained the services of Shmuel Dovid Hauck – President, and since January 25, 2009 – Secretary.  These individuals currently have not yet finalized Executive Officer Compensation levels.

The following table sets forth information with respect to compensation paid by us to our director during the last completed fiscal year. Our fiscal year end is February 28.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total (US$) (j)
Shmuel Dovid Hauck,	0	0	0	0	0	0	0
Gary Tice	0	0	0	0	0	0	0
Nigar Lila	0	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors

Long-Term Incentive Plan Awards
We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters
Only a limited market exists for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder in all likelihood will be unable to resell his securities in our company. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Our company's securities are traded over-the-counter on the Bulletin Board operated by the Financial Industry Regulatory Authority (FINRA) under the symbol “DOLV”.

Fiscal Quarter	High Bid	Low Bid
2009
Fourth Quarter 12-01-09 to 02-28-10	$0.90	$0.45
Third Quarter 09-01-09 to 011-30-09	$1.00	$0.55
Second Quarter 06-01-09 to 08-30-09	$0.55	$0.09
First Quarter 03-01-09 to 05-31-09	$0.01	$0.09

Shareholders

As of November 30, 2009, we had 38 shareholders of record of our common stock, including shares held by brokerage clearing houses, depositories or otherwise in unregistered form. We have no outstanding options or warrants, or other securities convertible into, common equity.

Dividend Policy

We have not declared any cash dividends. We do not intend to pay dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Indemnification of Directors and Officers

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

Item 5.06 Changes in Shell Company Status

As described in Item 2.01 of this Current Report on Form 8-K, on April 13, 2010 the Company entered into an Share Purchase Agreement (the “SPA”) whereby Registrant acquired 75% of the capital stock of Millennium Mining LLC (the “Acquisition”).  As a result of the Acquisition Millennium Mining became a wholly owned subsidiary of Dolat Ventures.  The assets acquired through the Acquisition include 75% of the capital stock of Millennium Mining LLC, and include all contracts, mining equipment, operations and interests in mining properties of Millennium Mining.

Immediately before the Acquisition the Registrant was a "shell company" as such term is defined in Rule 12b-2 of the Exchange Act.  As a result of the Acquisition we ceased being a shell company as such term is defined in Rule 12b-2 of the Exchange Act.

Item 8.06 Other Events
The company had no other Events.

Item 9.01 Financial Statements and Exhibits

10.1	Share Exchange Agreement between Registrant, and Millennium Mining LLC
10.2	Copies of Millennium Mining Licenses in Sierra Leone
10.3	Sierra Leone Mining Law, THE MINES AND MINERALS ACT, 2009, Government of Sierra Leone
10.4	Guide to Sierra Leone Mines and Minerals Act 2009
99.1	Audited Financial Statements of Millennium Mining LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dolat Ventures Inc.

Date: April 14, 2010                                              /s/ Shmuel Dovid Hauck
Shmuel Dovid Hauck, President